EXHIBIT 10.3

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT, dated as of the third day of July 2002, by and between Cost Plus, Inc., a California corporation (“Cost Plus”), and Murray H. Dashe, the undersigned Executive (“Mr. Dashe”).

Recitals

Cost Plus desires to retain the services of Mr. Dashe, and Mr. Dashe desires to be employed by Cost Plus, on the terms and subject to the conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the foregoing recitals and the respective undertakings of Cost Plus and Mr. Dashe set forth below, Cost Plus and Mr. Dashe agree as follows:

1.  Employment.

(a)  Duties.    Cost Plus agrees to employ Mr. Dashe as Chairman of the Board, Chief Executive Officer, and President. Mr. Dashe agrees to perform such reasonable responsibilities and duties as may be required of him by Cost Plus provided, however, that the Board of Directors of Cost Plus (the “Board”) shall have the right to revise such responsibilities from time to time as the Board may deem appropriate. Mr. Dashe shall carry out his duties and responsibilities hereunder in a diligent and competent manner and shall devote his full business time, attention, and energy thereto. Mr. Dashe shall report directly to the Board and shall serve as its Chairman, subject to any required stockholder approval.

(b)  Term of Employment.    Subject to earlier termination as provided for in Section 3 of this Agreement, Cost Plus shall employ Mr. Dashe for an initial term of three (3) years commencing on the date of this Agreement. The term of employment hereunder shall automatically extend for successive additional terms of one (1) year each (each, a “Successive One-Year Term”) unless, at least ninety (90) days prior to the end of the initial three (3) year term or any Successive One-Year Term, Cost Plus or Mr. Dashe gives written notice of intent to terminate this Agreement (a “Notice of Non-Renewal”). The term of employment under this Agreement shall include the initial three (3) year period and any extension thereof (the “Employment Term”). If Mr. Dashe terminates employment as a result of the receipt of a Notice of Non-Renewal from Cost Plus, Mr. Dashe shall be entitled to the payments and benefits under Section 3(a) of this Agreement.

2.  Compensation and Benefits.

(a)  Base Compensation.    Cost Plus shall pay Mr. Dashe as compensation for his services a base salary at the annualized rate of Five Hundred Twenty-Five Thousand Dollars ($525,000) for the first year of this Agreement. The Board shall review Mr. Dashe’s base salary then in effect at least annually and make such increases as the Board may approve in its sole discretion, consistent with past practices in terms of performance review standards and percentage increases in base salary. Such base salary shall be subject to applicable tax withholding and shall be paid periodically in accordance with normal Cost Plus payroll practices. The annual compensation specified in this Section 2(a), together with any increases in such compensation, is referred to in this Agreement as “Base Compensation.”

(b)  Bonus.    Mr. Dashe shall be eligible for an annual bonus target of sixty percent (60%) of his Base Compensation upon achievement of financial and other goals under the Cost Plus Cash Plus Bonus Plan, as determined by the Board or the Compensation Committee of the Board (the “Compensation Committee”). In accordance with standard Cost Plus policies, Mr. Dashe shall be eligible for an annual bonus payout above the target percentage upon exceptional achievement in exceeding the financial goals established by the Board or Compensation Committee. The bonus period shall begin with Cost Plus’s 2002 fiscal year and the 2002 fiscal year bonus shall be payable in April 2003 and based on Mr. Dashe’s 2002 fiscal year salary. The Board or the Compensation Committee may increase the target bonus in any subsequent year or years in its sole discretion. However, the exercise of such discretion must be consistent with past practice.

(c)  Executive Benefits.    Mr. Dashe shall be eligible to participate in the employee benefit plans that are available or that become available, in the discretion of Cost Plus, to other executives of Cost Plus, subject in each case to the generally applicable terms and conditions of the plan or program in question and to the determination of any committee administering such plan or program.

(d)  Vacation.    Mr. Dashe shall be entitled to four (4) weeks of vacation per year in accordance with the normal vacation policies of Cost Plus.

(e)  Stock Options.    Mr. Dashe shall be eligible for options to purchase Cost Plus’s Common Stock as may be granted by the Board or the Compensation Committee in its sole discretion. However, the exercise of such discretion must be consistent with past practice. The terms and conditions of any options granted to Mr. Dashe shall be established by the Board or the Compensation Committee in its sole discretion, subject to Section 3(a)(iv) and 3(f)(iv) of this Agreement and the terms of the applicable stock option plans from which the options are granted. All options granted to Mr. Dashe before the date of this Agreement shall continue to vest in accordance with the original terms of the options.

(f)  Relocation Expenses.    Cost Plus shall reimburse Mr. Dashe for Mr. Dashe’s relocation expenses in accordance with Cost Plus’s “Director and Above Relocation Policy.” Cost Plus shall reimburse Mr. Dashe’s relocation expenses if Mr. Dashe relocates prior to September 30, 2002. Notwithstanding the foregoing, in the event Mr. Dashe voluntarily resigns from his employment with Cost Plus prior to December 31, 2002, he shall repay Cost Plus all reimbursed relocation costs.

3.  Severance Payments.

(a)  Involuntary Termination.    If Mr. Dashe’s employment terminates as a result of an Involuntary Termination other than for Cause during the Employment Term, Cost Plus shall pay or provide Mr. Dashe with the following (subject to Mr. Dashe executing and not revoking a Release of Claims):

(i)  an amount equal to one (1) times Mr. Dashe’s Base Compensation for each of the two (2) years following Mr. Dashe’s termination, payable in substantially equal installments in accordance with Cost Plus’s standard payroll practice;

(ii)  a lump-sum amount equal to one hundred percent (100%) of Mr. Dashe’s target bonus for the year of termination, payable within thirty (30) days of termination of employment;

(iii)  to the extent eligible on the date of termination, continued participation for Mr. Dashe and his covered dependents, at no additional after-tax cost to Mr. Dashe than Mr. Dashe would have as an employee in all welfare plans until twenty-four (24) months following termination, subject to the approval of Cost Plus’ insurance carrier. In the event Mr. Dashe becomes covered under another employer’s benefit plans that provide substantially similar benefits as determined by Cost Plus in its sole discretion, as to any particular welfare plan, such continuation of coverage by Cost Plus for such benefits under such plan shall immediately cease;

(iv)  all stock option grants to Mr. Dashe shall vest in full so as to become fully exercisable as of the date of the termination to the extent such stock options are outstanding and unexercisable at the time of such termination; and

(v)  any unpaid base salary due for periods prior to the date of termination, all accrued and unused vacation through the date of termination, and following submission of proper expense reports, reimbursement for all expenses Mr. Dashe reasonably and necessarily incurred in connection with the business of Cost Plus prior to termination (the “Accrued Benefits”).

(b)  Termination in the Event of Disability.    If Mr. Dashe’s employment terminates as a result of his Disability during the Employment Term, Cost Plus shall pay or provide Mr. Dashe with the following:

(i)  an amount equal to one (1) times Mr. Dashe’s Base Compensation for each of the two (2) years following Mr. Dashe’s termination, payable in substantially equal installments in accordance with Cost Plus’s standard payroll practice;

(ii)  a lump-sum amount equal to one hundred (100%) of Mr. Dashe’s target bonus for the year of termination multiplied by a fraction where the numerator is the number of days in the applicable bonus period prior to Mr. Dashe’s termination and the denominator is the number of days in the bonus period, payable within thirty (30) days after termination of employment;

(iii)  to the extent eligible on the date of termination, continued participation for Mr. Dashe and his covered dependents, at no additional after-tax cost to Mr. Dashe than Mr. Dashe would have as an employee in Cost Plus’s health, dental and life insurance plans until twenty-four (24) months following termination, subject to the approval of Cost Plus’ insurance carrier. In the event Mr. Dashe becomes covered under another employer’s benefit plans that provide substantially similar benefits as determined by Cost Plus in its sole discretion, as to any particular welfare plan, such continuation of coverage by Cost Plus for such benefits under such plan shall immediately cease; and

(iv)  any Accrued Benefits.

Notwithstanding any contrary provision of this Agreement, Mr. Dashe shall continue to receive the payments and benefits described in Section 2 of this Agreement or otherwise payable in connection with his employment with Cost Plus during the term of any Disability Period (as defined in Section 7(d)). The payments described in sections (ii) through (iv) above shall be in addition to any benefits available to Mr. Dashe under disability or other insurance provided by Cost Plus.

(c)  Termination in the Event of Death.    If Mr. Dashe’s employment terminates as a result of his death during the Employment Term, Cost Plus shall pay or provide Mr. Dashe’s beneficiary(ies) or estate with the following:

(i)  an amount equal to one (1) times Mr. Dashe’s Base Compensation for each of the two (2) years following Mr. Dashe’s death, payable in substantially equal installments in accordance with Cost Plus’s standard payroll practice;

(ii)  a lump-sum amount equal to one hundred (100%) of Mr. Dashe’s target bonus for the year of death multiplied by a fraction where the numerator is the number of days in the bonus period prior to Mr. Dashe’s death and the denominator is the number of days in the bonus period, payable within thirty (30) days after death;

(iii)  to the extent eligible on the date of death, continued participation, at no additional after-tax cost to Mr. Dashe’s covered dependents than Mr. Dashe would have as an employee in Cost Plus’s health and dental plans until twenty-four (24) months following Mr. Dashe’s death; and

(iv) any Accrued Benefits.

The payments described sections (i) through (iv) above shall be in addition to any benefits available to Mr. Dashe’s beneficiaries or estate under life or other insurance provided by Cost Plus.

(d)  Death After Termination of Employment.    In the event that Mr. Dashe should die after termination of his employment, his beneficiary(ies) or estate shall receive all severance pay, transition payments, employee benefits, bonuses, and stock options to which Mr. Dashe would be entitled under this Agreement and under the terms of the applicable stock option plans and agreements governing Mr. Dashe’s stock options.

(e)  Voluntary Termination During Initial Three-Year Employment Term or Termination for Cause.    If Mr. Dashe voluntarily terminates employment with Cost Plus at any time during the initial three (3) years of the Employment Term (except during the second twelve (12) month period following a Change of Control in which case Mr. Dashe shall be entitled to the payments and benefits under Section 3(f) of this Agreement) or if Mr. Dashe’s employment with Cost Plus is terminated at any time for Cause, Mr. Dashe shall not be entitled to any additional payments or benefits hereunder, other than any Accrued Benefits.

(f)  Voluntary Termination After Initial Three-Year Employment Term.    If Mr. Dashe voluntarily terminates employment with Cost Plus at any time after the initial three (3) years of the Employment Term (except during the first twelve (12) month period immediately following a Change of Control in which case Mr. Dashe shall be entitled only to the payments and benefits under Section 3(e) of this Agreement), Cost Plus shall pay or provide the following (subject to Mr. Dashe executing and not revoking a Release of Claims):

(i)  an amount equal to fifty percent (50%) of Mr. Dashe’s Base Compensation for each of the three (3) years following Mr. Dashe’s resignation, payable in substantially equal installments in accordance with Cost Plus’s standard payroll practice, provided that, if Mr. Dashe accepts employment with another employer, other than “Permitted Employment,” such payments shall immediately cease;

(ii)  a lump-sum amount equal to 100% of Mr. Dashe’s target bonus for the year of resignation, payable within thirty (30) days after resignation;

(iii)  to the extent eligible on the date of termination, continued participation for Mr. Dashe and his covered dependents, at no additional after-tax cost to Mr. Dashe that Mr. Dashe would have as an employee in all welfare plans until thirty-six (36) months following termination, subject to the approval of Cost Plus’ insurance carrier and provided that if Mr. Dashe accepts employment with another employer, other than “Permitted Employment,” such benefits shall immediately cease;

(iv)  all stock option grants to Mr. Dashe shall vest in full so as to become fully exercisable as of the date of the termination to the extent such stock options are outstanding and unexercisable at the time of such termination; and

(v)  any Accrued Benefits.

(g)  Limitation on Severance Payments and Benefits.    Notwithstanding anything to the contrary in this Agreement, the severance payments and benefits provided in this Section 3 shall cease if Mr. Dashe, on his own behalf, or as owner, manager, advisor, principal, agent, partner, consultant, director, officer, stockholder or employee of any business entity, participates in the development or provision of goods or services that are directly or indirectly competitive with goods or services provided (or proposed to be provided) by Cost Plus without the express written authorization of Cost Plus; provided, however, that it will not be a violation of this Section 3(g) for Mr. Dashe to acquire an investment not more than one percent of the capital stock of a competing business, whose stock is traded on a national securities exchange or through the automated quotation system of a registered securities association.

4.  Golden Parachute Excise Tax Gross-Up.    In the event that the severance payments and other benefits provided for in this Agreement or otherwise payable to Mr. Dashe constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and will be subject to the excise tax imposed by Section 4999 of the Code, then Mr. Dashe shall receive (i) a payment from Cost Plus sufficient to pay such excise tax, and (ii) an additional payment from Cost Plus sufficient to pay the excise tax and federal and state income taxes arising from the payments made by Cost Plus to Mr. Dashe pursuant to this sentence. Unless Cost Plus and Mr. Dashe otherwise agree in writing, the determination of Mr. Dashe’s excise tax liability and the amount required to be paid under this Section shall be made in writing by Cost Plus’s independent certified public accountants (the “Accountants”). In the event that the excise tax incurred by Mr. Dashe is determined by the Internal Revenue Service to be greater or lesser than the amount so determined by the Accountants, Cost Plus and Mr. Dashe agree to promptly make such additional payment, including interest and any tax penalties, to the other party as the Accountants reasonably determine is appropriate to ensure that the net economic effect to Mr. Dashe under this Section 4, on an after-tax basis, is as if the Code Section 4999 excise tax did not apply to Mr. Dashe. For purposes of making the calculations required by this Section 4, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on interpretations of the Code for which there is a “substantial authority” tax reporting position. Cost Plus and Mr. Dashe shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. Cost Plus shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 4.

5.  Covenant Not to Solicit.

(a)  Until the later of (i) five (5) years after the date of this Agreement, or (ii) one year after termination of Mr. Dashe’s employment, upon the termination of Mr. Dashe’s employment with Cost Plus for any reason, Mr. Dashe agrees that he shall not either directly or indirectly solicit, induce, attempt to hire, recruit, encourage, take away, hire any employee of Cost Plus, or cause an employee to leave their employment either for Mr. Dashe or for any other entity or person.

(b)  Mr. Dashe represents that he (i) is familiar with the foregoing covenant not to solicit, and (ii) is fully aware of his obligations hereunder, including, without limitation, the reasonableness of the length of time, scope and geographic coverage of these provisions.

6.  Confidential Information.

(a)  Company Information.    Mr. Dashe agrees at all times during the Employment Term and thereafter, to hold in strictest confidence, and not to use, except for the benefit of Cost Plus, or to disclose to any person, firm or corporation without written authorization of the Board of Directors of Cost Plus, any Confidential Information of Cost Plus. Mr. Dashe understands that “Confidential Information” means any Cost Plus proprietary information, trade secrets or know-how, including, but not limited to, market research, product plans, products, services, customer lists and customers (including, but not limited to, customers of Cost Plus to whom Mr. Dashe becomes acquainted during the term of his employment), markets, developments, marketing, finances or other business information disclosed to Mr. Dashe by Cost Plus either directly or indirectly in writing, orally or by drawings or observation of parts or equipment. Mr. Dashe further understands that Confidential Information does not include any information that has become publicly known and made generally available through no wrongful act of Mr. Dashe or of others who were under confidentiality obligations as to that information.

(b)  Third Party Information.    Mr. Dashe recognizes that Cost Plus has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on Cost Plus’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Mr. Dashe agrees to hold all such confidential or proprietary information in accordance with Cost Plus’s agreement with such third party. Mr. Dashe also agrees not to disclose such information to any person, firm or corporation or to use it except as necessary in carrying out his work for Cost Plus consistent with Cost Plus’s agreement with such third party.

7.  Definitions.    As used herein, the terms

(a)  Cause.    “Cause” shall mean:

(i)  Mr. Dashe has engaged in willful and material misconduct, including willful and material failure to perform his duties as an officer or employee of Cost Plus or a material breach of this Agreement and has failed to “cure” such default within thirty (30) days after receipt of written notice of default from Cost Plus;

(ii)  The commission of an act of fraud or embezzlement resulting in loss, damage or injury to Cost Plus, whether directly or indirectly;

(iii)  Mr. Dashe’s use of narcotics, liquor or illicit drugs has had a detrimental effect on the performance of his employment responsibilities, as determined by Cost Plus’s Board of Directors;

(iv)  Mr. Dashe’s violation of Sections 5 or 6 or this Agreement;

(v)  The arrest, indictment or filing of charges relating to a felony or misdemeanor, either in connection with the performance of Mr. Dashe’s obligations to Cost Plus or that shall adversely affect his ability to perform such obligations;

(vi)  Gross negligence, dishonesty, breach of fiduciary duty or material breach of the terms of the Agreement or any other agreement in favor of Cost Plus; or

(vii)  The commission of an act constituting unfair competition with Cost Plus or inducing any customer of Cost Plus to break a contract with Cost Plus.

(b)  Involuntary Termination.    “Involuntary Termination” shall mean:

(i)  termination by Cost Plus of Mr. Dashe’s employment with Cost Plus for any reason other than Cause;

(ii)  a material reduction in Mr. Dashe’s Base Compensation (not including bonus), other than any such reduction which is part of, and generally consistent with, a general reduction of officer salaries;

(iii)  a material reduction by Cost Plus in the kind or level of employee benefits (other than salary and bonus) to which Mr. Dashe is entitled immediately prior to such reduction with the result that his overall benefits package (other than salary and bonus) is substantially reduced (other than any such reduction applicable to officers of Cost Plus generally);

(iv)  a material reduction in Mr. Dashe’s title, duties, responsibilities, or authority; or

(v)  any material breach by Cost Plus of any material provision of this Agreement that continues uncured for thirty (30) days following notice thereof;

provided, however, none of the foregoing shall constitute Involuntary Termination to the extent Mr. Dashe has voluntarily agreed thereto.

(c)  Change of Control.    “Change of Control” shall mean the occurrence of any of the following events:

(i)  The acquisition by any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) (other than Cost Plus or a person who directly or indirectly controls, is controlled by, or is under common control with, Cost Plus) of the “beneficial ownership” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Cost Plus representing fifty percent (50%) or more of the total voting power represented by Cost Plus’s then outstanding voting securities;

(ii)  A change in the composition of the Board of Directors of Cost Plus occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either (A) are directors of Cost Plus as of the date hereof, or (B) are elected, or nominated for election, to the Board of Directors of Cost Plus with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual not otherwise an Incumbent Director whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to Cost Plus);

(iii)  A merger or consolidation of Cost Plus with any other corporation other than a merger or consolidation that would result in the voting securities of Cost Plus outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of Cost Plus or such surviving entity outstanding immediately after such merger or consolidation, or the approval by the stockholders of Cost Plus of a plan or complete liquidation of Cost Plus or of an agreement for the sale or disposition by Cost Plus of all or substantially all Cost Plus’s assets;

(iv)  The sale of all or substantially all of the assets of Cost Plus determined on a consolidated basis; or

(v)  The complete liquidation or dissolution of Cost Plus.

(d)  Disability.    “Disability” shall mean that Mr. Dashe is unable, as the result of physical or mental incapacity, to perform his material duties under this

Agreement for a period of at least six (6) consecutive months. The period of time during which Mr. Dashe is unable to perform his duties prior to termination of his employment under this provision shall be the “Disability Period”. Any question as to the existence of Mr. Dashe’s Disability shall be determined by an independent physician acceptable to Cost Plus and Mr. Dashe. If the parties cannot agree on such physician, the determination shall be made by a consensus of three physicians of recognized standing selected, one selected by Cost Plus in good faith, the second selected by Mr. Dashe in good faith and the third selected by the other two physicians in good faith.

(e)  Release of Claims.    “Release of Claims” shall mean a waiver by Mr. Dashe of all claims, causes of action and obligations against Cost Plus or its employees relating to Mr. Dashe’s employment in a form substantially similar to Exhibit A to this Agreement. Such Release of Claims shall not release Cost Plus from its obligations under the Amended and Restated Indemnification Agreement between Mr. Dashe and Cost Plus.

(f)  Permitted Employment.    “Permitted Employment” shall mean, subject to Section 3(g), an employment or consulting arrangement with another employer that requires service of not more than fifty (50) hours per month, board memberships or any other arrangement as approved in writing by the Board.

8.  Prior Agreements.    Mr. Dashe represents that Mr. Dashe has not entered into any agreements, understandings, or arrangements with any person or entity that he would breach as a result of, or that would in any way preclude or prohibit him from entering into this Agreement with Cost Plus or performing any of the duties and responsibilities provided for in this Agreement.

9.  Conflicting Employment.    Mr. Dashe agrees that, during the Employment Term, without the consent of the Board, he will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which Cost Plus is now involved or becomes involved during the Employment Term, nor will he engage in any other activities that conflict with his obligations to Cost Plus.

10.  Returning Company Documents.    Mr. Dashe agrees that, at the time of leaving the employ of Cost Plus, he will deliver to Cost Plus (and will not keep in his possession, recreate, or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, materials, equipment, other documents or property, or reproductions of any aforementioned items developed by Mr. Dashe pursuant to his employment with Cost Plus or otherwise belonging to Cost Plus, its successors, or assigns.

11.  Notices.    Any notice, report or other communication required or permitted to be given hereunder shall be in writing to both parties and shall be deemed given on the date of delivery, if delivered, or three days after mailing, if mailed first-class mail, postage prepaid, to the following addresses:

If to Mr. Dashe, at the address set forth below his signature at the end hereof.

If to Cost Plus:

200 Fourth Street
Oakland, California 94607

Attn: Joan Fujii, Senior Vice President, HR

or to such other address as any party hereto may designate by notice given as herein provided.

12.  Governing Law.    This Employment Agreement shall be governed by and construed and enforced in accordance with the internal substantive laws, and not the choice of law rules, of California.

13.  Amendments.    This Employment Agreement shall not be changed or modified in whole or in part except by an instrument in writing signed by each party hereto.

14.  Severability.    The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

15.  Successors.

(a)  Company’s Successors.    Any successor to Cost Plus (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of Cost Plus’s business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as Cost Plus would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Cost Plus” shall include any successor to Cost Plus’s business and/or assets that executes and delivers the assumption agreement described in this subsection (a) or that becomes bound by the terms of this Agreement by operation of law.

(b)  Executive’s Successors.    The terms of this Agreement and all rights of Mr. Dashe hereunder shall inure to the benefit of, and be enforceable by, Mr. Dashe’s personal or legal representatives, executors, administrators, successor, heirs, distributes, devisees or legatees.

16.  Entire Agreement.    This Agreement, any outstanding stock option agreements between Cost Plus and Mr. Dashe, and the Amended and Restated

Indemnification Agreement between Cost Plus and Mr. Dashe (the “Indemnification Agreement”), shall supersede and replace all prior agreements or understandings relating to the subject matter hereof, and no agreement, representations or understandings (whether oral or written or whether express or implied) not expressly set forth in this Agreement (including, but not limited to, Mr. Dashe’s previous Employment Agreement dated June 12, 1997 and all amendments thereto), the outstanding stock option agreements and the Indemnification Agreement have been made or entered into by either party with respect to the relevant subject matter hereof.

17.  Mediation.    Mr. Dashe and Cost Plus agree that any dispute or controversy arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach or termination thereof, shall first be submitted to mediation. The mediation shall be conducted within forty-five (45) days of either party notifying the other of a dispute or controversy regarding this Agreement or Mr. Dashe’s employment relationship with Cost Plus. Unless otherwise provided for by law, Cost Plus and Mr. Dashe shall each pay half the costs and expenses of the mediation.

18.  Arbitration.

(a)  In the event mediation pursuant to Section 17 fails to resolve a dispute or controversy, Mr. Dashe and Cost Plus agree that any dispute or controversy arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach, or termination thereof, shall be finally settled by binding arbitration to be held in Oakland, California under the National Rules for the Resolution of Employment Disputes supplemented by the Supplemental Procedures for Large Complex Disputes, of the American Arbitration Association as then in effect (the “Rules”). The parties shall be entitled to conduct discovery pursuant to the California Code of Civil Procedure. The arbitrator may regulate the timing and sequence of such discovery and shall decide any discovery disputes or controversies between the parties. The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction.

(b)  The arbitrator(s) shall apply California law to the merits of any dispute or claim, without reference to rules of conflicts of law.

(c)  Unless otherwise provided for by law, Cost Plus will pay for any administrative or hearing fees of such arbitration, except that Mr. Dashe shall pay the first $200.00 of any filing fees associated with any arbitration Mr. Dashe initiates.

(d)  MR. DASHE HAS READ AND UNDERSTANDS THIS SECTION, WHICH DISCUSSES ARBITRATION. MR. DASHE UNDERSTANDS THAT BY SIGNING THIS AGREEMENT, MR. DASHE AGREES TO SUBMIT ANY CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION,

PERFORMANCE, BREACH OR TERMINATION THEREOF TO BINDING ARBITRATION, AND THAT THIS ARBITRATION CLAUSE CONSTITUTES A WAIVER OF HIS RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO ALL ASPECTS OF THE EMPLOYER/EMPLOYEE RELATIONSHIP.

19.  Counterparts.    This Employment Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

20.  Effect of Headings.    The section headings herein are for convenience only and shall not affect the construction or interpretation of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date first written above.

COST PLUS, INC.

By:	/s/ JOAN FUJII
Joan Fujii Senior Vice President, HR

MURRAY H. DASHE

/s/ MURRAY H. DASHE

EXHIBIT A
RELEASE OF CLAIMS AGREEMENT

This Release of Claims Agreement (“Agreement”) is made by and between Cost Plus, Inc. (“Cost Plus”), and Murray H. Dashe, the undersigned Executive (“Mr. Dashe).

WHEREAS, Mr. Dashe was employed by Cost Plus;

WHEREAS, Cost Plus and Mr. Dashe have entered into an Employment Agreement, dated as of              (the “Employment Agreement”).

NOW THEREFORE, in consideration of the mutual promises made herein, Cost Plus and Mr. Dashe hereby agree as follows:

1.  Termination.    Mr. Dashe’s employment from Cost Plus terminated on             .

2.  Consideration.    Subject to and in consideration of Mr. Dashe’s release of claims as provided herein, Cost Plus has agreed to pay Mr. Dashe certain payments and benefits as set forth in the Employment Agreement.

3.  Payment of Accrued Salary and Benefits.    Mr. Dashe acknowledges and represents that Cost Plus has paid all salary, wages, accrued vacation, business expenses and any and all other benefits due Mr. Dashe through the effective date of this Agreement.

4.  Release of Claims.    The parties agree that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. Notwithstanding the following, this release does not extend to (i) any claims based upon obligations under the Employment Agreement that survive termination of Mr. Dashe’s employment with Cost Plus, (ii) any claims based upon obligations under the Amended and Restated Indemnification Agreement between Mr. Dashe and Cost Plus, (iii) any claims based upon obligations incurred under this Agreement, and (iv) any pending workers’ compensation claims.

Mr. Dashe agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Mr. Dashe by Cost Plus and its officers, managers, supervisors, agents and employees. Mr. Dashe, on his own behalf, and on behalf of his respective heirs, representatives, family members, executors, agents, and assigns, hereby fully and forever releases Cost Plus and its officers, directors, employees, agents, investors, shareholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations from, and agree not to sue concerning, any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Mr. Dashe may possess arising from any omissions, acts or facts that have occurred up until and including the effective date of this Agreement, including, without limitation:

(a)  any and all claims relating to or arising from Mr. Dashe’s employment relationship with Cost Plus and the termination of that relationship;

(b)  any and all claims relating to, or arising from, Mr. Dashe’s right to purchase, or actual purchase of shares of stock of Cost Plus, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

(c)  any and all claims under the law of any jurisdiction including, but not limited to, wrongful discharge of employment; constructive discharge from employment; termination in violation of public policy; discrimination; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; and conversion;

(d)  any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, The Worker Adjustment and Retraining Notification Act, Older Workers Benefit Protection Act; the California Fair Employment and Housing Act, and the California Labor Code;

(e)  any and all claims for violation of the federal, or any state, constitution;

(f)  any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

(g)  any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Mr. Dashe as a result of this Agreement; and

(h)  any and all claims for attorneys’ fees and costs.

5.  Acknowledgement of Waiver of Claims Under ADEA.    Mr. Dashe acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that this waiver and release is knowing and voluntary. Mr. Dashe and Cost Plus agree that this waiver and release does not apply to any rights or claims that may arise under ADEA after the effective date of this Agreement. Mr. Dashe acknowledges that the consideration given for this waiver and release Agreement is in addition to anything of value to which Mr. Dashe was already entitled. Mr. Dashe further acknowledges that he/she has been advised by this writing that

(a)  he/she should consult with an attorney prior to executing this Agreement;

(b)  he/she has up to twenty-one (21) days within which to consider this Agreement;

(c)  he/she has seven (7) days following his/her execution of this Agreement to revoke this Agreement;

(d)  this Agreement shall not be effective until the revocation period has expired; and

(e)  nothing in this Agreement prevents or precludes Mr. Dashe from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law.

6.  Civil Code Section 1542.    The parties represent that they are not aware of any claim by either of them other than the claims that are released by this Agreement. Mr. Dashe acknowledges that he has had the opportunity to seek the advice of legal counsel and is familiar with the provisions of California Civil Code Section 1542, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO
CLAIMS WHICH THE CREDITOR DOES NOT KNOW
OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME
OF EXECUTING THE RELEASE, WHICH IF KNOWN
BY HIM MUST HAVE MATERIALLY AFFECTED HIS
SETTLEMENT WITH THE DEBTOR.

Mr. Dashe, being aware of said code section, agrees to expressly waive any rights he may have thereunder, as well as under any other statute or common law principles of similar effect.

7.  No Pending or Future Lawsuits.    Mr. Dashe represents that he has no lawsuits, claims, or actions pending in his name, or on behalf of any other person or entity, against Cost Plus or any other person or entity referred to herein. Mr. Dashe also represents that he does not intend to bring any claims on his own behalf or on behalf of any other person or entity against Cost Plus or any other person or entity referred to herein.

8.  Costs.    The parties shall each bear their own costs, expert fees, attorneys’ fees and other fees incurred in connection with this Agreement.

9.  Arbitration.    The parties agree that any and all disputes arising out of, or relating to, the terms of this Agreement, their interpretation, and any of the matters herein released, shall be subject to binding arbitration in Alameda County before the American Arbitration Association under its National Rules for the Resolution of Employment

Disputes. The parties agree that the prevailing party in any arbitration shall be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award. The parties agree that the prevailing party in any arbitration shall be awarded its reasonable attorneys’ fees and costs. The parties hereby agree to waive their right to have any dispute between them resolved in a court of law by a judge or jury. This section will not prevent either party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over the parties and the subject matter of their dispute relating to the obligations under this Agreement and the agreements incorporated herein by reference.

10.  Authority.    Cost Plus represents and warrants that the undersigned has the authority to act on behalf of Cost Plus and to bind Cost Plus and all who may claim through it to the terms and conditions of this Agreement. Mr. Dashe represents and warrants that he has the capacity to act on his own behalf and on behalf of all who might claim through him to bind them to the terms and conditions of this Agreement. Each party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

11.  No Representations.    Each party represents that it has had the opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. Neither party has relied upon any representations or statements made by the other party hereto which are not specifically set forth in this Agreement.

12.  Severability.    In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision so long as the remaining provisions remain intelligible and continue to reflect the original intent of the parties.

13.  Entire Agreement.    This Agreement and the Employment Agreement and the agreements and plans referenced therein represent the entire agreement and understanding between Cost Plus and Mr. Dashe concerning the subject matter of this Agreement and Mr. Dashe’s relationship with Cost Plus, and supersedes and replaces any and all prior agreements and understandings between the Parties concerning the subject matter of this Agreement and Mr. Dashe’s relationship with Cost Plus.

14.  Governing Law.    This Agreement shall be deemed to have been executed and delivered within the State of California, and it shall be construed, interpreted, governed, and enforced in accordance with the laws of the State of California, without regard to conflict of law principles.

15.  Attorneys’ Fees.    In the event that either party brings an action to enforce or effect its rights under this Agreement, the prevailing party shall be entitled to recover its costs and expenses, including the costs of mediation, arbitration, litigation, court fees, plus reasonable attorneys’ fees, incurred in connection with such an action.

16.  Effective Date.    This Agreement is effective after it has been signed by both Parties and after eight (8) days have passed since Mr. Dashe has signed the Agreement (the “Effective Date”), unless revoked by Mr. Dashe within seven (7) days after the date the Agreement was signed by Mr. Dashe.

17.  Counterparts.    This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

18.  Voluntary Execution of Agreement.    This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the Parties hereto, with the full intent of releasing all claims. The Parties acknowledge that:

(a)  They have read this Agreement;

(b)  They have been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of their own choice or that they have voluntarily declined to seek such counsel;

(c)  They understand the terms and consequences of this Agreement and of the releases it contains; and

(d)  They are fully aware of the legal and binding effect of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

COST PLUS, INC.

By:
Officer Name Title

Dated:

Murray H. Dashe

Dated: